EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Graham
Corporate Counsel
agraham@trinsic.com
(813) 233-4567

TRINSIC RECAPS MAJOR DEVELOPMENTS DURING LAST FIVE MONTHS

TAMPA, FL (January 24, 2005) — Trinsic, Inc. (NASDAQ/SC: TRIN), a leading provider of enhanced wireline and IP telephony services, today provided a recap of significant events during the past five months that reflect fundamental changes in the Company’s business model and that have significantly improved its financial position and growth prospects. These changes were undertaken in support of the Company’s continuing transition to a facilities-based provider of voice, data and broadband services through a dual track approach of investing in UNE-P based services while deploying facilities in targeted markets. This information is not inclusive of all events announced during the period. For all press releases in their full form, please go to www.trinsic.com, click on Investor Relations under the Learn link and go to Press Releases.

     As of the close of business on December 31, 2004, Trinsic had 55,250,902 common shares outstanding. Significant events in the last five months include:

August 25, 2004:	Resignation of executive officers D. Gregory Smith (President and Chief Executive Officer) and Charles W. McDonough (Senior Vice President). Horace J. Davis III named interim Chief Executive Officer and Frank Grillo named interim Chief Operating Officer.

August 25, 2004:	Execution of a $15 million Standby Credit Facility agreement with The 1818 Fund III L.P, one of a family of investment funds managed by Brown Brothers Harriman & Company.

September 1, 2004:	Implementation of workforce reduction and other cost cutting measures estimated to yield $12 million annually.

October 27, 2004:	Execution of a Commercial Services Agreement with Qwest Corporation which will allow Trinsic to continue to provide its enhanced wireline and broadband telecommunications services in the Qwest service territory regardless of the outcome of pending regulatory proceedings.

November 29, 2004:	Completion of exchange offer of common stock for all outstanding classes of preferred stock. The Company received tenders of 100% of its Series D Convertible Preferred Stock, 100% of its Series E Convertible Preferred Stock and 100% of its Series G Junior Redeemable Convertible Preferred

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TRIN Recaps Major Developments

January 24, 2005

Stock. These tenders resulted in the Company issuing 46,909,276 shares of common stock to its preferred shareholders (on a post-split basis).

December 1, 2004	Completion of 1-for-5 reverse stock split. As a result of the reverse split and the aforementioned conversion of preferred stock, the Company had 55,250,902 common shares outstanding at the end of 2004.

January 4, 2005	Completion of a change in the Company’s name to Trinsic, Inc. and initiation of trading under the symbol, “TRIN.”

     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in Trinsic’s periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Trinsic’s business, financial condition, and results of operations. Trinsic assumes no obligation to update these forward-looking statements.

About Trinsic

     Trinsic offers consumers and businesses enhanced wire line and IP telephony services. All Trinsic products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers’ communications needs intelligently and intuitively. Trinsic is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. Trinsic changed its name from Z-Tel Technologies, Inc. on January 3, 2005. For more information about Trinsic and its innovative services, please visit www.trinsic.com.

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